COTT CORPORATION INTRODUCES NEW CUSTOMER-FACING STRUCTURE
AND ANNOUNCES FURTHER COST SAVINGS
(All funds in U.S. dollars)
TORONTO, ONTARIO — June 29, 2007 (NYSE: COT; TSX: BCB) — Cott Corporation (“Cott”) today announced further steps to strengthen its retail partnerships and be the lowest cost producer in the beverage industry. The realignment includes the creation of fully-integrated business units and Customer Development Teams which will allow for further cost reduction as well as improved connections with Cott’s major customers.
As part of the change, the roles of North American Business Unit President and Chief Manufacturing and Supply Chain Officer will be merged, directly integrating supply chain with the needs of retailers, to further improve customer service. Concurrent with this change, newly-created Customer Development & Solutions Teams including dedicated Marketing and Supply Chain resources for customers will replace the previous, more traditional sales structure. These teams will become the new customer-facing organization and will enable better service and growth with major retailer partners.
Rick Dobry, currently Chief Manufacturing & Supply Chain Officer, will take on the role of President, North America. Rick has over 20 years of success in the food and beverage industry with world-class companies including Kraft, Tropicana, and Diageo. He brings a breadth of business and leadership skills to the newly expanded role. Prior to joining Cott in 2006, Rick was President Americas Supply for Diageo, and prior to that was head of Sales, Manufacturing and Supply for Tropicana.
As part of the realignment, and concurrent with the last step in office closings and the consolidation of the senior leadership team in Tampa, Florida, Mark Halperin, Chief Legal & Ethics Officer and Corporate Secretary, John Dennehy, President, North America Business Unit, and Kerry Morgan, Vice-President, Corporate Communications will be departing the Company following a brief transition period. These and other headcount reductions will result in a charge of approximately $8.0 million in the second quarter and form part of restructuring costs previously announced in October 2006. The changes announced today are expected to result in a similar level of savings over a 12-month period.
“Mark, John, and Kerry have done a great job for Cott over many years. The Company owes them a debt of gratitude for their service, dedication, and significant positive impact,” said Brent Willis, Cott’s Chief Executive Officer. “On behalf of the Cott board of directors and all of its employees, we wish to express our sincere appreciation to each departing employee for their contributions and commitment to the Company.”

Amendment to Shareowner Rights Plan
Cott also announced that, to address a technical comment made by the Toronto Stock Exchange, it has amended its shareowner rights plan to extend its term to May 24, 2008, provided that if the plan is not approved by shareowners at a meeting held on or before October 24, 2007, the rights granted thereunder shall terminate. The Toronto Stock Exchange has conditionally accepted notice of filing of the Amended and Restated Shareowner Rights Plan Agreement dated as of May 24, 2007, a copy of which has been publicly filed on the SEDAR and EDGAR systems.
About Cott Corporation
Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink provider. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names referenced in this press release are trademarks of Cott Corporation, its affiliated companies, our customers, or other third parties.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. The forward-looking statements are based on the assumption that volume and revenue will be consistent with historical trends, that margins will improve through a balance of revenue realization and cost containment, and that interest rates will remain constant and debt levels will decline. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Forward-looking statements, specifically those concerning future performance such as those relating to the success of the Company’s measures to increase volume and revenue, reduce costs and increase operating income, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and reduce logistics and other costs, adverse weather conditions, competitive activities by other brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation and regulatory review, loss of key customers and retailers’ continued commitment to their Company-supplied beverage programs. The foregoing list of factors is not exhaustive.

The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:
Media Relations
Kerry Morgan           Tel: (416) 203-5613
Investor Relations
Edmund O’Keeffe            Tel: (416) 203-5617